Exhibit 23.1

DCR TECH GROUP LTD

Company number: 410523

(the “Company”)

Consent of Changpeng Li

To: DCR TECH GROUP LTD (the “Company”)

The Company intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as an Independent Director Nominee.

Signature Page Follows

/s/ Changpeng Li
Changpeng Li	Date November 28, 2024